Exhibit 1.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.
ALEXANDRIA REAL ESTATE EQUITIES, L.P.

$425,000,000 3.95% Senior Notes due 2028

UNDERWRITING AGREEMENT

February 22, 2017

UNDERWRITING AGREEMENT

February 22, 2017

GOLDMAN, SACHS & CO.

MIZUHO SECURITIES USA INC.

SCOTIA CAPITAL (USA) INC.

as Representatives of the several Underwriters
named in Schedule A

c/o                             Goldman, Sachs & Co.
200 West Street

New York, NY 10282-2198

c/o                             Mizuho Securities USA Inc.
320 Park Avenue, 12th Floor

New York, NY 10022

c/o                             Scotia Capital (USA) Inc.

250 Vesey Street

New York, NY 10281

Ladies and Gentlemen:

Alexandria Real Estate Equities, Inc., a Maryland corporation (the “Company”), proposes to issue and sell to Goldman, Sachs & Co., Mizuho Securities USA Inc. and Scotia Capital (USA) Inc. (collectively, the “Representatives”) and each of the other Underwriters named in Schedule A hereto (together with the Representatives, collectively, the “Underwriters”) an aggregate principal amount of $425,000,000 of 3.95% Senior Notes due 2028 (the “Notes”).  The Company’s obligations under the Notes and the Indenture (as defined below) will be fully and unconditionally guaranteed (the “Guarantee”) by Alexandria Real Estate Equities, L.P. (the “Guarantor” and, together with the Company, the “Issuers”).  The Notes will be issued pursuant to an indenture (the “Base Indenture”) to be dated on or about March 3, 2017 between the Issuers and Branch Banking and Trust Company, as trustee (the “Trustee”), as supplemented by a first supplemental indenture to be dated on or about March 3, 2017 between the Issuers and the Trustee relating to the Notes (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).  All references herein to the Notes include the related Guarantee unless the context otherwise requires.

The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) an automatic shelf registration statement on Form S-3 (No. 333-207762), including the related preliminary prospectus or prospectuses, which registration statement became effective upon filing under Rule 462(e) of the rules and regulations of the Commission (the “1933 Act Regulations”) under the Securities Act of 1933, as amended (the “Securities Act”).  Such registration statement covers the registration of the Notes under the Securities Act and the 1933 Act Regulations.  Promptly after execution and delivery of this Agreement, the Issuers will prepare and file a prospectus (the “final prospectus”) in accordance with the provisions of Rule 430B (“Rule 430B”) and Rule 424(b) (“Rule 424(b)”) of the 1933 Act Regulations.  Any information included in such prospectus that was omitted from such registration statement at the time it became effective but that is deemed to be part of and included in such registration statement pursuant to Rule 430B is referred to as “Rule 430B Information.”  Each prospectus used in connection with the offering of the Notes that omitted Rule 430B Information is herein called a “preliminary prospectus.”  Such registration statement, at any given time, including the amendments thereto to such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act at such time and the documents otherwise deemed to be a part thereof or included therein by virtue of the application of the 1933 Act Regulations, is herein called the “Registration Statement.” The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.”  The final prospectus in the form first furnished to the Underwriters for use in connection with the offering of the Notes, including the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act as of the Applicable Time (as defined below) and any preliminary prospectuses that form a part thereof, is herein called the “Prospectus.”  For purposes of this Agreement, all references to the Registration Statement, any preliminary prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).  Each of the Issuers and the Underwriters agree as follows:

1.                                    Sale and Purchase.  Upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the Underwriters, and each Underwriter, severally and not jointly, agrees to purchase from the Company, at a purchase price of 99.205% of the principal amount thereof, the principal amount of the Notes set forth in Schedule A hereto opposite the name of such Underwriter.

2.                                    Payment and Delivery of Notes.  Delivery of the Notes to the Underwriters through the facilities of the Depository Trust Company (“DTC”) for the account of the Underwriters shall be made against payment of the purchase price for the Notes by or on behalf of the Underwriters to the Company by federal funds wire transfer.  Such payment and delivery shall be made at 11:00 A.M., New York City time, on March 3, 2017 (unless another time shall be agreed to by the Underwriters and the Company).  The time at which such payment and delivery of the Notes are actually made is herein called the “time of purchase.”  The Notes shall be delivered to the Underwriters, through the facilities of DTC, represented by one or more definitive global notes in book-entry form in such names and in such denominations as the Underwriters shall specify no later than the second Business Day (as defined below) preceding the time of purchase.  For the purpose of expediting the checking of the certificates representing the Notes by the Underwriters, the Company agrees to make such certificates available to the Underwriters for such purpose at DTC or its designated custodian at least one full Business Day preceding the time of purchase.  As used herein “Business Day” shall mean a day on which the New York Stock Exchange (“NYSE”) is open for trading or commercial banks in the City of New York are open for business.

3.                                    Representations and Warranties.  Each of the Issuers and the Underwriters agree as of the date hereof, the Applicable Time referred to in Section 3(b) hereof, and as of the time of purchase provided in Section 2 hereof, as follows:

(a)                               Status as a Well-Known Seasoned Issuer. (A) At the time of filing the Original Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) of the 1933 Act Regulations) made any offer relating to the Notes in reliance on the exemption of Rule 163 of the 1933 Act Regulations and (D) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”), including not having been and not being an “ineligible issuer” as defined in Rule 405.  The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405, and the Notes, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement”.  The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) of the 1933 Act Regulations objecting to the use of the automatic shelf registration statement form;

(b)                              The Original Registration Statement became effective upon filing under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”) on November 3, 2015, and any post-effective amendment thereto also became effective upon filing under Rule 462(e).  No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

Any offer that is a written communication relating to the Notes made prior to the filing of the Original Registration Statement by the Company or any person acting on its behalf (within the meaning, for this paragraph only, of Rule 163(c) of the 1933 Act Regulations) has been filed with the Commission in accordance with the exemption provided by Rule 163 of the 1933 Act Regulations (“Rule 163”) and otherwise complied with the requirements of Rule 163, including without limitation the legending requirement, to qualify such offer for the exemption from Section 5(c) of the Securities Act provided by Rule 163.

At the respective times the Original Registration Statement and each amendment thereto became effective, at each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the 1933 Act Regulations and at the time of purchase, the Registration Statement complied and will comply as to form in all material respects with the requirements of the Securities Act and the 1933 Act Regulations and the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Trust Indenture Act”), and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the information concerning the Underwriters furnished in writing to the Issuers by the Underwriters expressly for use therein.

The Indenture when filed will comply in all material respects with the Trust Indenture Act and will have been duly qualified as an indenture under the Trust Indenture Act.

Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement was issued and at the time of purchase, included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the information concerning the Underwriters furnished in writing to the Issuers by the Underwriters expressly for use therein.

Each preliminary prospectus (including the prospectus or prospectuses filed as part of the Original Registration Statement or any amendment thereto) complied as to form when so filed in all material respects with the Securities Act and the 1933 Act Regulations and each preliminary prospectus and the Prospectus delivered to the Underwriters for use in connection with this offering was identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time (as defined below), none of (i) any Issuer General Use Free Writing Prospectus (as defined below) issued at or prior to the Applicable Time, including the final term sheet prepared and filed pursuant to Section 4(a) hereof, which shall be included on Schedule C hereto, and the Statutory Prospectus (as defined below) and the information included on Schedule B hereto, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with the information concerning the Underwriters furnished in writing to the Issuers by the Underwriters expressly for use therein.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:30 P.M., New York City time, on February 22, 2017 or such other time as agreed by the Company and the Underwriters.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Notes that (i) is required to be filed with the Commission by the Company, (ii) is a road show that is a written communication within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission or (iii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

“Statutory Prospectus” as of any time means the prospectus relating to the Notes that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof.

(c)                               Any Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Notes or until any earlier date that the Company notified or notifies the Representatives, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified and the Company has not made any prior offer relating to the Notes that would constitute an “issuer free writing prospectus” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus” as defined in Rule 405, required to be filed with the Commission;

(d)                             The documents incorporated or deemed incorporated by reference into the Registration Statement and Prospectus, at the time they were or hereafter are filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act and the 1933 Act Regulations or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and when read together with the information in the Prospectus (1) at the time the Original Registration Statement became effective, (2) at the earlier of the time the Prospectus was issued and first used and the date and time of the first contract of sale of Notes in this offering and (3) at the time of purchase, none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information concerning the Underwriters furnished in writing to the Company by the Underwriters expressly for use therein;

(e)                               Neither the Company nor any of its subsidiaries has sustained since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package or the Prospectus, except as otherwise stated therein, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Registration Statement, that singly or in the aggregate could be reasonably expected to have a material adverse effect, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and, since the respective dates as of which information is given in the Registration Statement and the Prospectus, there has not been any change in the capital stock or long-term debt of the Company or any subsidiary of the Company that constitutes a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X (each such significant subsidiary, a “Subsidiary”), or any Material Adverse Effect or any development involving a Material Adverse Effect, in any such case, otherwise than as set forth or contemplated in the Registration Statement, the General Disclosure Package and the Prospectus;

(f)                                The Company and its subsidiaries have good and marketable title in fee simple to all real property (other than as specifically described in the Registration Statement, the General Disclosure Package and the Prospectus) and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects, except for the related mortgage indebtedness described in the Registration Statement, the General Disclosure Package and the Prospectus and such other liens, encumbrances and defects as are described in the Registration Statement, the General Disclosure Package and the Prospectus or such as could not reasonably be expected to have a Material Adverse Effect and do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease (other than ground leases) by the Company and its subsidiaries that are described in the Registration Statement, the General Disclosure Package and the Prospectus are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(g)                              The Company has been duly incorporated and is validly existing as a corporation under the laws of the State of Maryland and is in good standing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) under the laws of the State of Maryland, with power and authority (corporate and other) to own its properties and other assets and conduct its business as described in the Registration Statement, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; each subsidiary of the Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization; each Subsidiary and its jurisdiction of organization is set forth on Schedule 4(g) hereto; each of the Company’s subsidiaries has power and authority (corporate and other) to own its properties and other assets and conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus, and has been duly qualified as a foreign corporation, partnership, limited liability company or other entity, as the case may be, for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction;

(h)                              The Company has an authorized, issued and outstanding capitalization as set forth in the General Disclosure Package and the Prospectus, and all of the issued and outstanding shares of stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable; and all of the issued shares of capital stock, partnership interests or membership interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims, except such as are described in the Registration Statement, the General Disclosure Package and the Prospectus or such as do not materially interfere with the ownership thereof by the Company and its subsidiaries in each case, except as would not have a Material Adverse Effect;

(i)                                  The Notes to be issued and sold by the Issuers to the Underwriters hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture under which they are to be issued, which is substantially in the form filed as an exhibit to the Registration Statement; the Indenture has been duly authorized by the Company and the Guarantor and duly qualified under the Trust Indenture Act and, when executed and delivered by the Company, the Guarantor and the Trustee, will constitute a valid and legally binding instrument, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Notes and the Indenture will conform to the descriptions thereof in the General Disclosure Package and the Prospectus;

(j)                                  The Guarantee has been duly authorized by the Guarantor and, at the time of purchase, will have been duly executed and delivered by the Guarantor and, when the Notes are issued and delivered in the manner provided for in the Indenture, will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and will be in the form contemplated by, and entitled to the benefits of, the Indenture.

(k)                              The issue and sale of the Notes by the Company and the compliance by the Issuers with all of the provisions of the Notes, the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such conflicts, breaches, violations or defaults that could not be reasonably expected to result in a Material Adverse Effect, (ii) result in any violation of the provisions of the charter or bylaws of the Issuers or similar organizational documents of the Guarantor or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except for such violations that could not be reasonably expected to result in a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or filing with any such court or governmental agency or body is required for the issuance and sale of the Notes or the consummation by the Issuers of the transactions contemplated by this Agreement, the Indenture or the Guarantee, except the registration under the Securities Act of the Notes, qualification under the Trust Indenture Act of the Indenture and such consents, approvals, authorizations, registrations or qualifications (a) as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Notes by the Underwriters, (b) as may be required pursuant to the listing requirements of the NYSE, or (c) as have already been obtained;

(l)                                  Neither the Company nor any of its subsidiaries is (i) in violation of its charter, bylaws or similar organizational document or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except, in the case of this clause (ii), for such defaults that could not be reasonably expected to result in a Material Adverse Effect;

(m)                          The statements set forth in the General Disclosure Package and the Prospectus under the caption “Description of Notes and Guarantee,” insofar as they purport to constitute a summary of the terms of the Notes, under the caption “Federal Income Tax Considerations,” and under the caption “Underwriting (Conflicts of Interest),” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair;

(n)                              Other than as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property or other assets of the Company or any of its subsidiaries is the subject which could reasonably be expected to have a Material Adverse Effect; and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(o)                              The Company is not and, after giving effect to the offering and sale of the Notes, will not be required to be registered as, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(p)                              Ernst & Young LLP, who have certified certain financial statements of the Company and its subsidiaries and certain properties acquired by the Company and its subsidiaries, are independent registered public accountants as required by the Securities Act;

(q)                              The Company and its subsidiaries have filed all federal, state, local and foreign income tax returns which have been required to be filed (except in any case in which the failure to so file would not result in a Material Adverse Effect) and have paid all taxes required to be paid and any other assessment, fine or penalty levied against them, to the extent that any of the foregoing would otherwise be delinquent, except, in all cases, for any such tax, assessment, fine or penalty that is being contested in good faith and except in any case in which the failure to so pay would not result in a Material Adverse Effect;

(r)                                 Commencing with the Company’s taxable year ended December 31, 1996, the Company has been, and upon the sale of the Notes will be, organized and operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” (a “REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”); the proposed method of operation of the Company as described in the General Disclosure

Package and the Prospectus will enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code; the Company intends to continue to operate in a manner which would permit it to qualify as a REIT under the Code; and the Company has no present intention of changing its operations or engaging in activities which would cause it to fail to qualify, or make economically undesirable its continued qualification, as a REIT;

(s)                                Except as set forth in the Registration Statement, the General Disclosure Package and the Prospectus, the Issuers have no knowledge of (i) the presence of any hazardous substances, hazardous materials, toxic substances or hazardous or toxic wastes (collectively, “Hazardous Materials”) on any of the properties owned by the Company and its subsidiaries in violation of law or in excess of regulatory action levels that could reasonably be expected to have a Material Adverse Effect or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring on or from such properties as a result of any construction on or operation and use of such properties, which presence or occurrence could reasonably be expected to have a Material Adverse Effect; and in connection with the construction on or operation and use of the properties owned by the Company and its subsidiaries, it has no knowledge of any failure to comply with all applicable local, state and federal environmental laws, regulations, agency requirements, ordinances and administrative and judicial orders that could reasonably be expected to have a Material Adverse Effect;

(t)                                 The consolidated financial statements of the Company, together with the related schedules and notes thereto, set forth or included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly present in all material respects the financial condition of the Company and its consolidated subsidiaries as of the dates indicated and the results of operations, changes in financial position, stockholders’ equity and cash flows for the periods therein specified, in conformity with generally accepted accounting principles as applied in the United States and consistently applied throughout the periods involved (except as otherwise stated therein); the summary and selected financial and statistical data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and, to the extent based upon or derived from the financial statements, have been compiled on a basis consistent with the financial statements presented therein; in addition, to the extent applicable, the pro forma financial statements of the Company, and the related notes thereto, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein; furthermore, all financial statements required by Rules 3-10 and 3-14 of Regulation S-X (“Rules 3-10 and 3-14”) have been included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus and any such financial statements are in conformity with the requirements of Rules 3-10 and 3-14; and no other financial statements are required to be set forth or to be incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus under the Securities Act;

(u)        The Issuers have full corporate or limited partnership power, as applicable, to enter into this Agreement; this Agreement has been duly authorized, executed and delivered by the Issuers and constitutes, and at the time of purchase will constitute, a valid and binding agreement of the Issuers, enforceable against the Issuers in accordance with its terms;

(v)        The Issuers have not relied upon the Underwriters or legal counsel for the Underwriters for any legal, tax or accounting advice in connection with the offering and sale of the Notes;

(w)       The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain asset accountability, (iii) access to material assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences;

(x)        As required by Rule 13a-15 under the Exchange Act, the Company’s principal executive officer, principal financial officers, or other persons performing similar functions, have evaluated, as of December 31, 2016, the design and operations of the disclosure controls and procedures of the Company.  Based on this evaluation, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the disclosure controls and procedures effectively ensure that information required to be disclosed in the Company’s filings and submissions with the Commission under the Exchange Act, is accumulated and communicated to our management (including the principal executive officer and principal financial officer) and is recorded, processed, summarized and reported within the time periods specified by the Commission.  In addition, there have not been any significant changes in the Company’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that could significantly affect the Company’s internal control over financial reporting since December 31, 2016;

(y)        Any statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on the Company’s own research or derived from external sources that, in either case, the Issuers believe to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required;

(z)        During the period of at least the last 12 calendar months prior to the date of this Agreement, the Company has timely filed with the Commission all documents and other material required to be filed pursuant to Sections 13, 14 and 15(d) under the Exchange Act; during the period of at least the last 12 calendar months preceding the filing of the Registration Statement, the Company has filed all reports required to be filed pursuant to Sections 13, 14 and 15(d) under the Exchange Act; and as of the date of this Agreement, the aggregate market value of the Company’s voting stock held by nonaffiliates of the Company was equal to or greater than $700 million;

(aa)      Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or which might reasonably be expected to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of any stock of the Company to facilitate the sale or resale of any of the Notes;

(bb)      To the Company’s knowledge after due inquiry, the Company and its directors and officers, in their respective capacities as such, are in compliance with all presently applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder;

(cc)      Neither the Company nor any of its subsidiaries nor, to the best of the Company’s knowledge, any employee of the Company or any of its subsidiaries, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character necessary to be disclosed in the General Disclosure Package and the Prospectus in order to make the statements therein, in the light of the circumstances under which such statements were made, not misleading; and

(dd)     The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the Securities Act, and the Company is not the subject of a pending proceeding under Section 8A of the Securities Act in connection with the offering of the Notes.

4.         Certain Covenants of the Issuers.  Each of the Issuers hereby covenants and agrees with the Underwriters:

(a)        Subject to Section 4(b), to comply with the requirements of Rule 430B and will notify the Representatives immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or new registration statement relating to the Notes shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission relating to the Registration Statement or the offering of the Notes contemplated hereby, (iii) of any request by the Commission for any amendment to the Registration Statement or the filing of a new registration statement relating to the Notes or any amendment or supplement to the Prospectus or any document incorporated by reference therein or otherwise deemed to be a part thereof or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or such new registration statement relating to the Notes or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the Securities Act concerning the Registration Statement and (v) if either of the Issuers becomes the subject of a proceeding under Section 8A of the Securities Act in connection with the offering of the Notes.  The Company will effect the filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)), and will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company will prepare a final term sheet, containing the final terms of the Notes, in a form approved by the Representatives and will file such term sheet pursuant to Rule 433(d) under the Securities Act within the time required by such Rule.  The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.  The Company shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1) (i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the Securities Act (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b));

(b)        To give the Representatives notice of its intention to file or prepare any amendment to the Registration Statement or new registration statement relating to the Notes or any amendment, supplement or revision to either any preliminary prospectus (including any prospectus included in the Original Registration Statement or amendment thereto at the time it became effective) or to the Prospectus, whether pursuant to the Securities Act, the Exchange Act or otherwise, and the Company will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.  The Company has given the Representatives notice of any filings made pursuant to the Exchange Act or 1934 Act Regulations within 48 hours prior to the Applicable Time; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to the time of purchase and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing and will not file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object;

(c)        Promptly from time to time to take such action as the Underwriters may reasonably request to qualify the Notes for offering and sale under the securities laws of such jurisdictions as the Underwriters may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes, provided that in connection therewith neither of the Issuers shall be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(d)       Prior to noon, New York City time, on the Business Day next succeeding the date of this Agreement (or prior to 5:00 P.M., New York City time, on such next Business Day if the time of purchase is the fourth Business Day following the date of this Agreement) and from time to time thereafter, to furnish the Underwriters with copies of the Prospectus in New York City in such quantities as the Underwriters may reasonably request.  Each of the Issuers will comply with the Securities Act and the 1933 Act Regulations, the Exchange Act and the 1934 Act Regulations, and the Trust Indenture Act so as to permit the completion of the distribution of the Notes as contemplated in this Agreement and in the Prospectus.  If at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of the Notes, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary in the opinion of such counsel, at any such time to amend the Registration Statement or to file a new registration statement or amend or supplement the Prospectus in order to comply with the requirements of the Securities Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 4(b), such amendment, supplement or new registration statement as may be necessary to correct such statement or omission or to comply with such requirements, the Company will use its best efforts to have such amendment or new registration statement filed so as to cause it to become effective as soon as practical and the Issuers will furnish to the Underwriters such number of copies of such amendment, supplement or new registration statement as the Underwriters may reasonably request.  If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement (or any other registration statement relating to the Notes) or the Statutory Prospectus or any preliminary prospectus that has not been superseded or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Issuers will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission;

(e)        To make generally available to the Company’s security holders, and to deliver to the Underwriters, as soon as practicable, an earnings statement of the Company and its subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act (including, at the option of the Company, Rule 158 under the 1933 Act Regulations);

(f)        During the period beginning from the Applicable Time until the time of purchase, neither of the Issuers will, without the prior written consent of the Representatives, offer, sell, contract to sell, or otherwise dispose of any securities of the Company that are substantially similar to the Notes;

(g)        To furnish to the Company’s stockholders as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year, to make available to the Company’s stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)        To use the net proceeds received by the Company from the sale of the Notes pursuant to this Agreement in the manner specified in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”;

(i)         To use the Company’s best efforts to continue to meet the requirements to qualify the Company as a REIT unless the Board of Directors of the Company determines (as evidenced by a Board resolution) in good faith that meeting such requirements is not in the best interests of the Company;

(j)         Not to be or become, at any time prior to the expiration of three years after the time of purchase required to be registered as an “investment company,” as such term is defined in the Investment Company Act;

(k)        Not to, at any time, directly or indirectly, take any action designed to, or which might reasonably be expected to, cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization of the price of the Company’s stock to facilitate the sale or resale of any of the Notes;

(l)         To pay or cause to be paid: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Notes under the Securities Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing this Agreement, the Indenture, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Notes; (iii) all expenses in connection with the qualification of the Notes for offering and sale under state securities laws as provided in Section 4(c) hereof; (iv) any fees charged by securities rating services for rating the Notes; (v) the filing fees incident to securing any required review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the terms of the sale of the Notes; (vi) the cost of preparing the Notes; (vii) the cost and charges of any transfer agent or registrar; (viii) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section (it is understood, however, that, except as provided in this Section, and Sections 5, 7 and 9 hereof, each Underwriter will pay all of its own costs and expenses, including the fees and disbursements of its counsel, transfer taxes on resale of any of the Notes by it, and any advertising expenses connected with any offers it may make);

(m)       The Company will comply with all effective applicable provisions of the Sarbanes-Oxley Act; and

(n)        Each of the Issuers represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it will not make any offer relating to the Notes that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission, in each case, other than the final term sheet prepared and filed pursuant to Section 4(a) hereof.  Any such free writing prospectus consented to by the Issuers and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.”  The Issuers represent that they have treated or agree that they will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and have complied and will comply with the requirements of Rule 433 applicable to any Permitted Free Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

5.         Reimbursement of Underwriters’ Expenses.  If the Notes are not delivered for any reason other than the termination of this Agreement pursuant to the default by the Underwriters in their obligations hereunder, the Issuers shall, in addition to paying the amounts described in Section 4(m) hereof, reimburse the Underwriters for their reasonable out-of-pocket expenses, including the fees and disbursements of its counsel.

6.         Conditions of Underwriters’ Obligations.  The obligations of the Underwriters hereunder are subject to the accuracy of the representations and warranties on the part of each of the Issuers on the date hereof and at the time of purchase and the performance by each of the Issuers of their obligations hereunder and to the following additional conditions precedent:

(a)        The Registration Statement is effective; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the Underwriters’ reasonable satisfaction and no state securities authority shall have suspended the qualification or registration of the Notes for offering or sale in any jurisdiction.  The Issuers shall have paid the required Commission filing fees relating to the Notes within the time period required by Rule 456(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of a prospectus filed pursuant to Rule 424(b);

(b)        Clifford Chance US LLP, counsel for the Underwriters, shall have furnished to the Underwriters their written opinion or opinions, in the form attached as Schedule 6(b) hereto, dated the time of purchase in form and substance satisfactory to the Underwriters;

(c)        Morrison & Foerster LLP, counsel for the Company, shall have furnished to the Underwriters their written opinion, in the form attached as Schedule 6(c) hereto, dated the time of purchase in form and substance reasonably satisfactory to the Underwriters;

(d)       Venable LLP, Maryland counsel for the Company, shall have furnished to the Underwriters their written opinion, in the form attached as Schedule 6(d) hereto, dated the time of purchase in form and substance reasonably satisfactory to the Underwriters;

(e)        At the time of execution of this Agreement, and also at the time of purchase Ernst & Young LLP shall have furnished to the Underwriters a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to the Underwriters, to the effect set forth in Schedule 6(e)-A hereto (the execution of this Agreement) and as set forth in Schedule 6(e)-B hereto (time of purchase);

(f)        On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company or the Company’s debt securities by any “nationally recognized statistical rating organization”, as that term is defined under Section 3(a)(62) under the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Company or any of the Company’s debt securities;

(g)        The Issuers shall have complied with the provisions of Section 4(d) hereof with respect to the furnishing of prospectuses;

(h)        The Issuers shall have furnished or caused to be furnished to the Underwriters at the time of purchase certificates of officers of the Company reasonably satisfactory to the Underwriters as to the accuracy of the representations and warranties of the Issuers herein at and as of the time of purchase as to the performance by the Issuers of all of their obligations hereunder to be performed at or prior to the time of purchase as to the matters set forth in subsections (a) and (i) of this Section and as to such other matters as the Underwriters may reasonably request;

(i)         A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) without reliance on Rule 424(b)(8) (or a post-effective amendment providing such information shall have been filed and become effective in accordance with the requirements of Rule 430B); and

(j)         The final term sheet contemplated by Section 4(a) hereof, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Securities Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433.

7.         Termination.  The obligations of the Underwriters hereunder shall be subject to termination in the absolute discretion of the Representatives, at any time prior to the time of purchase (i) if any of the conditions specified in Section 6 shall not have been fulfilled when and as required by this Agreement to be fulfilled, (ii) if any material adverse change occurs (financial or otherwise) (other than as disclosed in, contemplated by or incorporated by reference into, the Registration Statement and Prospectus at the time of purchase), in the operations, business, net worth, condition or prospects of the Company, or a material change in management of the Company occurs, whether or not arising in the ordinary course of business, which would make it impracticable, in the Representatives’ sole judgment, to market the Notes, (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representatives, impractical or inadvisable to proceed with the offering or delivery of the Notes as contemplated by any Disclosure Package or Prospectus (exclusive of any amendment or supplement thereto) (iv) if trading in any securities of the Company has been suspended by the Commission or by the NYSE, or if trading generally on the NYSE has been suspended (including an automatic halt in trading pursuant to market-decline triggers other than those in which solely program trading is temporarily halted), or limitations on or minimum prices for trading (other than limitations on hours or numbers of days of trading) shall have been fixed, or maximum ranges for prices for securities have been required, by such exchange or FINRA or Nasdaq or by order of the Commission or any other governmental authority, or (v) if a banking moratorium shall have been declared by New York or United States authorities or if there has occurred a material disruption in commercial banking or securities settlement or clearance services in the United States.

If the Underwriters elect to terminate this Agreement as provided in this Section 7, the Issuers shall be notified promptly by telephone, which shall be promptly confirmed by facsimile.

If the sale to the Underwriters of the Notes, as contemplated by this Agreement, is not carried out by the Underwriters for any reason permitted under this Agreement or if such sale is not carried out because the Issuers shall be unable to comply with any of the terms of this Agreement, the Issuers shall not be under any obligation or liability under this Agreement (except to the extent provided in Sections 4(m), 5 and 9 hereof), and the Underwriters shall be under no obligation or liability to the Issuers under this Agreement (except to the extent provided in Section 9 hereof) or to one another hereunder.

8.         Increase in Underwriters’ Commitments.  Subject to Sections 6 and 7 hereof, if any Underwriter shall default in its obligation to take up and pay for the Notes to be purchased by it hereunder at the time of purchase (otherwise than for a failure of a condition set forth in Section 7 hereof or a reason sufficient to justify the termination of this Agreement under the provisions of Section 8 hereof) (the “Defaulted Notes”) and if the aggregate principal amount of the Defaulted Notes which all Underwriters so defaulting shall have agreed but failed to take up and pay for at such time does not exceed 10% of the total aggregate principal amount of Notes, the non-defaulting Underwriters (including the Underwriters, if any, substituted in the manner set forth below) shall take up and pay for (in addition to the aggregate principal amount of Notes they are obligated to purchase at such time pursuant to Section 1 hereof) the aggregate principal amount of Defaulted Notes agreed to be purchased by all such defaulting Underwriters at such time, as hereinafter provided.  Such Defaulted Notes shall be taken up and paid for by such non-defaulting Underwriters, acting severally and not jointly, in such amount or amounts as the Representatives may designate with the consent of each Underwriter so designated or, in the event no such designation is made, such Notes shall be taken up and paid for by all non-defaulting Underwriters pro rata in proportion to the aggregate principal amount of Notes set forth opposite the names of such non-defaulting Underwriters in Schedule A hereto.

Without relieving any defaulting Underwriter from its obligations hereunder, the Issuers agree with the non-defaulting Underwriters that it will not sell any Notes hereunder unless all of the Notes are purchased by the Underwriters (or by substituted Underwriters selected by you with the approval of the Issuers or selected by the Company with your approval).

If a new Underwriter or Underwriters are substituted by the Underwriters or by the Issuers for a defaulting Underwriter or Underwriters in accordance with the foregoing provision, the Issuers or you shall have the right to postpone the time of purchase for a period not exceeding five business days in order that any necessary changes in the preliminary prospectus and the final prospectus and other documents may be effected.

The term “Underwriter” as used in this Agreement shall refer to and include any Underwriter substituted under this Section 8 with like effect as if such substituted Underwriter had originally been named in Schedule A hereto.

If the aggregate principal amount of Defaulted Notes which the defaulting Underwriter or Underwriters agreed to purchase at the time of purchase exceeds 10% of the total aggregate principal amount of Notes which all Underwriters agreed to purchase hereunder, and if neither the non-defaulting Underwriters nor the Issuers shall make arrangements within the five-business day period stated above for the purchase of all the Notes which the defaulting Underwriter or Underwriters agreed to purchase hereunder, this Agreement shall terminate without further act or deed and without any liability with respect thereto on the part of the Issuers to any Underwriter and without any liability with respect thereto on the part of any non-defaulting Underwriter to the Issuers.  Nothing in this paragraph, and no action taken hereunder, shall relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

9.         Indemnity and Contribution.

(a)        The Issuers agree, jointly and severally, to indemnify, defend and hold harmless the Underwriters, their respective partners, directors and officers, and any Person who controls the Underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and the successors and assigns of all of the foregoing Persons from and against any loss, damage, expense, liability or claim (including, but not limited to, the reasonable cost of investigation) which, jointly or severally, the Underwriters or any such Person may incur under the Securities Act, the Exchange Act, federal or state statutory law or regulation, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the Rule 430B information, or in any application or other document executed by or on behalf of the Issuers or based on written information furnished by or on behalf of the Issuers filed in any jurisdiction in order to qualify the Notes under the securities or blue sky laws thereof or filed with the Commission, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact or in any preliminary prospectus, any Issuer Free Writing Prospectus or the Prospectus or any omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading or (iii) any act or failure to act or any alleged act or alleged failure to act by the Underwriters in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, damage, expense, liability, claim or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Issuers shall not be liable under this clause (iii) to the extent it is finally judicially determined by a court of competent jurisdiction that such loss, damage, expense, liability, claim or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by the Underwriters through its gross negligence or willful misconduct), except insofar as any such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Underwriters to the Issuers expressly for use with reference to the Underwriters in the General Disclosure Package or the Prospectus or arises out of or is based upon any omission or alleged omission to state in any such document a material fact in connection with such information required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

If any action, suit or proceeding (together, a “Proceeding”) is brought against the Underwriters or any such Person in respect of which indemnity may be sought against the Issuers pursuant to the foregoing paragraph, the Underwriters or such Person shall promptly notify the Issuers in writing of the institution of such Proceeding and the Issuers shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Issuers shall not relieve the Issuers from any liability which the Issuers may have to the Underwriters or any such Person or otherwise.  The Underwriters or such controlling Person shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Underwriters or of such Person unless the employment of such counsel shall have been authorized in writing by the Issuers in connection with the defense of such Proceeding or the Issuers shall not have, within a reasonable period of time in light of the circumstances, employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are in conflict with or in addition to those available to the Issuers (in which case the Issuers shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the Issuers and paid as incurred (it being understood, however, that the Issuers shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).  The Issuers shall not be liable for any settlement of any such Proceeding effected without their written consent (which shall not be unreasonably withheld) but if settled with the written consent of the Issuers, the Issuers agree to indemnify and hold harmless the Underwriters and any such Person from and against any loss or liability by reason of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

(b)        Each Underwriter severally and not jointly agrees to indemnify, defend and hold harmless the Issuers, any Person who controls the Issuers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each director of the Company and each officer of the Company who signed the Registration Statement from and against any loss, damage, expense, liability or claim (including, but not limited to, the reasonable cost of investigation) which, jointly or severally, the Issuers or any such Person may incur under the Securities Act, the Exchange Act, federal or state statutory law or regulation, the common law or otherwise, insofar as such loss, damage, expense, liability or claim arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in and in conformity with information furnished in writing by or on behalf of the Underwriters to the Issuers expressly for use with reference to the Underwriters in the General Disclosure Package or the Prospectus or arising out of or based upon any omission or alleged omission to state in any such document a material fact in connection with such information required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

If any Proceeding is brought against either of the Issuers or any such Person in respect of which indemnity may be sought against the Underwriters pursuant to the foregoing paragraph, the Issuers or such Person shall promptly notify the Underwriters in writing of the institution of such Proceeding and the Underwriters shall assume the defense of such Proceeding, including the employment of counsel reasonably satisfactory to such indemnified party and payment of all fees and expenses; provided, however, that the omission to so notify the Underwriters shall not relieve the Underwriters from any liability which the Underwriters may have to the Issuers or any such Person or otherwise.  The Issuers or such Person shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Issuers or such Person unless the employment of such counsel shall have been authorized in writing by the Underwriters in connection with the defense of such Proceeding or the Underwriters shall not have employed counsel to have charge of the defense of such Proceeding or such indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are in conflict with those available to the Underwriters (in which case the Underwriters shall not have the right to direct the defense of such Proceeding on behalf of the indemnified party or parties, but the Underwriters may employ counsel and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Underwriters), in any of which events such fees and expenses shall be borne by the Underwriters and paid as incurred (it being understood, however, that the Underwriters shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel) in any one Proceeding or series of related Proceedings in the same jurisdiction representing the indemnified parties who are parties to such Proceeding).  The Underwriters shall not be liable for any settlement of any such Proceeding effected without the written consent of the Underwriters but if settled with the written consent of the Underwriters, the Underwriters agrees to indemnify and hold harmless the Issuers and any such Person from and against any loss or liability by reason of such settlement.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened Proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such Proceeding.

(c)        If the indemnification provided for in this Section 9 is unavailable to an indemnified party under subsections (a) and (b) of this Section 9 in respect of any losses, damages, expenses, liabilities or claims referred to therein, then in order to provide just and equitable contribution in such circumstance, each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, damages, expenses, liabilities or claims (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other hand from the offering of the Notes or (ii) if, but only if, the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, damages, expenses, liabilities or claims, as well as any other relevant equitable considerations.  The relative benefits received by the Issuers on the one hand and the Underwriters on the other shall be deemed to be in the same respective proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Issuers and the total underwriting discounts and commissions received by the Underwriters, bear to the aggregate public offering price of the Notes.  The relative fault of the Issuers on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue statement or alleged untrue statement of a material fact or omission or alleged omission relates to information supplied by the Issuers or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable by a party as a result of the losses, damages, expenses, liabilities and claims referred to in this subsection shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with investigating, preparing to defend or defending any claim or Proceeding.

(d)       Each of the Issuers and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in subsection (c) above.  Notwithstanding the provisions of this Section 9, the Underwriters shall not be liable or responsible for, or be required to contribute, any amount pursuant to this Section 9 in excess of the amount of the underwriting discounts and commissions applicable to the Notes purchased by the Underwriters.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(e)        The indemnity and contribution agreements contained in this Section 9 and the covenants, warranties and representations of the Issuers contained in this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the Underwriters, its directors and officers or any Person (including each partner, officer or director of such Person) who controls the Underwriters within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, or by or on behalf of the Issuers, their directors or officers or any Person who controls the Issuers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and shall survive any termination of this Agreement or the issuance and delivery of the Notes.  Each of the Issuers and the Underwriters agree promptly to notify each other upon the commencement of any Proceeding against it and, in the case of the Issuers, against any of the Issuers’ officers or directors in connection with the issuance and sale of the Notes, or in connection with the General Disclosure Package or Prospectus.

10.       Notices.  Except as otherwise herein provided, all statements, requests, notices and agreements shall be in writing and, if to the Underwriters, shall be sufficient in all respects if delivered by hand or sent by facsimile or certified mail to Goldman, Sachs & Co., 200 West Street, New York, New York 10282-2198, Attention: Registration Department; Mizuho Securities USA Inc., 320 Park Avenue, 12th Floor, New York, NY 10022, Attn: Debt Capital Markets, telephone: 866-271-7403; Scotia Capital (USA) Inc., 250 Vesey Street, New York, NY 10281, Attn:  Debt Capital Markets, telephone: 1-800-372-3930; and if to the Issuers, shall be sufficient in all respects if delivered by hand or sent by facsimile or certified mail to the Issuers at the offices of the Company as set forth on the Registration Statement, Attention: Secretary.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuers, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

11.       No Advisory or Fiduciary Relationship.  Each of the Issuers acknowledges and agrees that (a) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the public offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuers, on the one hand, and the several Underwriters, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Issuers, or their stockholders, creditors, employees or any other party, (c) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Issuers with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) and no Underwriter has any obligation to the Issuers with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuers, and (e) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Issuers have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

12.       Governing Law; Construction.  This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement (a “Claim”), directly or indirectly, shall be governed by, and construed in accordance with, the laws of the State of New York.  The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

13.       Submission to Jurisdiction.  Except as set forth below, no Claim may be commenced, prosecuted or continued in any court other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have jurisdiction over the adjudication of such matters, and the Company consents to the jurisdiction of such courts and personal service with respect thereto.  Each of the Issuers hereby consents to personal jurisdiction, service and venue in any court in which any Claim arising out of or in any way relating to this Agreement is brought by any third party against the Underwriters or any indemnified party.  The Underwriters and each of the Issuers (on their behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.  Each of the Issuers agrees that a final judgment in any such action, proceeding or counterclaim brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts in the jurisdiction of which it is or may be subject, by suit upon such judgment.

14.       Parties at Interest.  The Agreement herein set forth has been and is made solely for the benefit of the Underwriters, the Issuers and to the extent provided in Section 8 hereof the controlling Persons, directors and officers referred to in such Section, and their respective successors, assigns, heirs, pursuant representatives and executors and administrators.  No other Person, partnership, association or corporation (including a purchaser, as such purchaser, from the Underwriters) shall acquire or have any right under or by virtue of this Agreement.

15.       Counterparts.  This Agreement may be signed by the parties in one or more counterparts which together shall constitute one and the same agreement between the parties.

16.       Successors and Assigns.  This Agreement shall be binding upon the Underwriters and the Issuers and their successors and assigns and any successor or assign of any substantial portion of the Issuers’ and the Underwriters’ businesses and/or assets.

If the foregoing correctly sets forth the understanding among the Issuers and the Underwriters, please so indicate in the space provided below for the purpose, whereupon this letter and the Underwriters’ acceptance shall constitute a binding agreement among each of the Issuers and the Underwriters, severally.

Very truly yours,

ALEXANDRIA REAL ESTATE EQUITIES, INC.

By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer

ALEXANDRIA REAL ESTATE EQUITIES, L.P.

By:	ARE-QRS Corp.,
its General Partner

By:	/s/ Dean A. Shigenaga
Dean A. Shigenaga
Chief Financial Officer

[Signature Page to Underwriting Agreement]

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
Name: Adam Greene
Title: Vice President

For itself and as Representative of the other
Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

MIZUHO SECURITIES USA INC.

By:	/s/ Steven B. Fitzpatrick
Name: Steven B. Fitzpatrick
Title: Managing Director

For itself and as Representative of the other
Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

SCOTIA CAPITAL (USA) INC.

By:	/s/ Richard Agata
Name: Richard Agata
Title: Director, Counsel and Chief Compliance
Officer

For itself and as Representative of the other
Underwriters named in Schedule A hereto.

[Signature Page to Underwriting Agreement]

SCHEDULE A

Name of Underwriter	Principal Amount of Notes
GOLDMAN, SACHS & CO.	$93,500,000
MIZUHO SECURITIES USA INC.	$68,000,000
SCOTIA CAPITAL (USA) INC.	$68,000,000
EVERCORE GROUP L.L.C.	$34,000,000
TD SECURITIES (USA) LLC	$34,000,000
BB&T CAPITAL MARKETS, A DIVISION OF BB&T SECURITIES, LLC	$12,750,000
BBVA SECURITIES INC.	$12,750,000
BNP PARIBAS SECURITIES CORP.	$12,750,000
CAPITAL ONE SECURITIES, INC.	$12,750,000
MUFG SECURITIES AMERICAS INC.	$12,750,000
PNC CAPITAL MARKETS LLC	$12,750,000
RBC CAPITAL MARKETS, LLC	$12,750,000
REGIONS SECURITIES LLC	$12,750,000
SMBC NIKKO SECURITIES AMERICA, INC.	$12,750,000
UBS SECURITIES LLC	$12,750,000

Total	$425,000,000

Sch. A-1

SCHEDULE B

$425,000,000 3.95% Senior Notes due 2028

1.                              The purchase price per $1,000 principal amount of the Notes shall be $992.05 of the principal amount thereof.

Sch. B-1

SCHEDULE C

ISSUER GENERAL USE FREE WRITING PROSPECTUSES

1.                              The final term sheet, attached as Annex A to this Schedule C.

Sch. C-1

Annex A to Schedule C

Filed Pursuant to Rule 433
Issuer Free Writing Prospectus
Registration File Nos: 333-207762 and 333-207762-01

Alexandria Real Estate Equities, Inc.

Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

This pricing term sheet supplements Alexandria Real Estate Equities, Inc.’s preliminary prospectus supplement, dated February 22, 2017 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, relating to this offering, and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.  In all other respects, this pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement.

Final Terms and Conditions Applicable to

$425,000,000 3.95% Senior Notes due 2028

Issuer:	Alexandria Real Estate Equities, Inc.

Security Description:	3.95% Senior Notes due 2028

Guarantee/Guarantor:	Fully and unconditionally guaranteed by Alexandria Real Estate Equities, L.P.

Expected Ratings:*	Moody’s: Baa2 / S&P: BBB

Size:	$425,000,000

Maturity:	January 15, 2028

Price to Public:	99.855%

Interest Rate:	3.95% per annum

Yield to Maturity:	3.967%

Spread to Benchmark Treasury:	T+155 basis points

Benchmark Treasury:	2.250% due February 15, 2027

Benchmark Treasury Price and Yield:	98-17 / 2.417%

Interest Payment Dates:	Each January 15 and July 15 beginning on July 15, 2017

Optional Redemption:

The redemption price for notes that are redeemed before October 15, 2027 will be equal to the sum of (i) 100% of the principal amount of the notes being redeemed, (ii) accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption, and (iii) a make-whole amount, if any (T+25 bps).

The redemption price for notes that are redeemed on or after October 15, 2027 will be equal to the sum of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest thereon.

Joint Book-Running Managers:	Goldman, Sachs & Co.

Mizuho Securities USA Inc.

Sch. C-2

Scotia Capital (USA) Inc.

Evercore Group L.L.C.

TD Securities (USA) LLC

Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC

BBVA Securities Inc.

BNP Paribas Securities Corp.

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

UBS Securities LLC

CUSIP / ISIN:	015271 AK5 / US015271AK55

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	February 22, 2017

Settlement Date:	March 3, 2017 (T+7)**

*                                         Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**                                  The Issuer expects that delivery of the notes will be made to investors on or about March 3, 2017, which will be the seventh business day following the date of the prospectus supplement (such settlement being referred to as “T+7”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next three succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7 to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, fax: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; Mizuho Securities USA Inc., 320 Park Avenue, 12th Floor, New York, NY 10022, Attn: Debt Capital Markets, telephone: 866-271-7403; or Scotia Capital (USA) Inc., 250 Vesey Street, New York, NY 10281, Attn: Debt Capital Markets, telephone: 1-800-372-3930.

Sch. C-3

SCHEDULE 4(g)

SUBSIDIARIES OF THE COMPANY

Subsidiary	Jurisdiction of Organization

Alexandria Real Estate Equities, L.P.	Delaware

ARE-QRS Corp.	Maryland

ARE-Tech Square, LLC	Delaware

Alexandria Equities, LLC	Delaware

Sch. C-4

Schedule 6(b)

Pursuant to Section 6(b) of this Agreement, Clifford Chance US LLP shall furnish their opinion to the Underwriters to the effect that:

1.                                    The Notes have been duly authorized and executed by the Company for issuance pursuant to the Indenture and sale pursuant to the Underwriting Agreement and when authenticated by the Trustee in accordance with the provisions of the Indenture and when issued and delivered by the Company in accordance with such authorization and pursuant to the Underwriting Agreement against payment of the consideration specified in the Underwriting Agreement, will be validly issued, entitled to the benefits of the Indenture and enforceable against the Company and the Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

2.                                    The Underwriting Agreement has been duly authorized, executed and delivered by each of the Company and the Guarantor.

3.                                    The Indenture has been duly authorized, executed and delivered by the Company and the Guarantor and (assuming due authorization, execution and delivery thereof by the Trustee) constitutes a valid and legally binding agreement of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

4.                                    The Guarantee has been duly authorized by the Guarantor and (assuming authentication of the Notes by the Trustee in accordance with the provisions of the Indenture and the valid issuance and delivery of the Notes to which the Guarantee is affixed) constitutes a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

5.                                    The Notes, the Indenture and the Guarantee conform in all material respects with the description thereof contained in the General Disclosure Package and the Prospectus.

6.                                    The Registration Statement, at the last deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the Securities Act, the General Disclosure Package as of the Applicable Time (as defined below) and the Prospectus, as of its date and as of the date hereof (in each case, other than (A) the financial statements, related schedules and other data derived from such financial statements and related schedules, and other financial information

Sch. C-5

included or incorporated by reference therein or excluded therefrom and (B) any of the documents incorporated by reference therein, as to which we express no opinion), complied as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and the Trust Indenture Act.

Based solely on our review of the Commission’s website, the Registration Statement has become effective under the Securities Act, and based solely on our review of the list of stop orders contained on the Commission’s website at http://www.sec.gov/litigation/stoporders.shtml at [•] p.m. on March 3, 2017, we confirm that no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings therefor have been initiated or, to our knowledge, overtly threatened by the Commission.

In addition, we have reviewed the Registration Statement and participated in the preparation of the General Disclosure Package and the Prospectus Supplement and in conferences with officers, directors and other representatives of and counsel to the Company and its subsidiaries, the Guarantor, representatives of the independent public accountants of the Company and you and your representatives at which conferences the contents of the Registration Statement, the General Disclosure Package and the Prospectus and related matters were discussed, and we have reviewed certain corporate and partnership records, documents and proceedings.  On the basis of the foregoing, nothing has come to our attention that leads us to believe that (1) the Registration Statement, at the last deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2) of the Securities Act, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) the General Disclosure Package, as of the Applicable Time, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (3) the Prospectus, as of its date and the date hereof, included or includes any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that we do not express any belief with respect to the financial statements, related schedules and other data derived from such financial statement and schedules, and other financial information included or incorporated by reference in or excluded from the General Disclosure Package or the Prospectus).  For purposes of the foregoing, “Applicable Time” means 5:30 p.m. New York City Time on February 22, 2017.

The limitations inherent in the independent verification of factual matters and the character of determinations involved in the preparation of a disclosure document are such, however, that, except for opinion 5 above, we do not assume any responsibility for the accuracy, completeness, or fairness of the statements contained in the Registration Statement, the General Disclosure Package and the Prospectus or any amendments or supplements thereto (including any of the documents incorporated by reference therein).

Sch. C-6

Schedule 6(c)

Pursuant to Section 6(c) of this Agreement, Morrison & Foerster LLP shall furnish their opinion to the Underwriters to the effect that:

1.         The Company is qualified to do business and is in good standing as a foreign corporation under the laws of the States of California, Massachusetts and Washington.

2.         Each Subsidiary (other than ARE-QRS Corp., which is incorporated in Maryland) is a corporation, limited partnership or limited liability company, as the case may be, validly existing and in good standing under the Delaware Statutes, and all of the issued shares of capital stock, partnership interests or membership interests of each such Subsidiary, as the case may be, have been duly authorized and validly issued and, as to shares of capital stock, are fully paid and nonassessable.

3.         The Guarantor has full power and authority as a limited partnership to own, lease and operate its properties and conduct its business as described in the Preliminary Prospectus and the Prospectus, to execute and deliver the Indenture and the Guarantee affixed to the Notes and to perform its obligations thereunder.

4.         The Underwriting Agreement has been duly authorized, executed and delivered by each of the Issuers.

5.         The Indenture has been duly authorized, executed and delivered by each of the Issuers and, assuming due authorization, execution and delivery thereof by the Trustee, will constitute a valid and legally binding agreement of each of the Issuers enforceable against each of the Issuers in accordance with its terms.

6.         The Notes have been duly authorized by the Company and, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.  The Notes are in the form contemplated by the Indenture and conform in all material respects to the descriptions thereof contained in the Prospectus under the caption “Description of Notes and Guarantee.”

7.         The Guarantee has been duly authorized by the Guarantor and, assuming due authorization, execution and delivery of the Indenture by the Trustee, when the Notes are authenticated in accordance with terms of the Indenture and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, will constitute the valid and legally binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.  The Guarantee conforms in all material respects to the descriptions thereof contained in the Prospectus under the caption “Description of Notes and Guarantee—Guarantee.”

8.         The execution and delivery by the Issuers of the Underwriting Agreement, the execution and delivery by the Issuers of the Indenture, the issuance and delivery by the Company of the Notes, compliance by the Issuers with all of the provisions of the Underwriting Agreement

Sch. C-7

and the Indenture, each in accordance with its respective terms, and the consummation of the transactions therein contemplated, do not constitute a violation of or a default under any Applicable Contract (except for such conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect) or the articles of incorporation, charter, by-laws, certificate of general or limited partnership, partnership agreement, or other organizational document, as applicable of any of the Subsidiaries that are organized under the Delaware Statutes.  We do not express any opinion, however, as to (i) whether the execution, delivery or performance by the Issuers of the Underwriting Agreement will constitute a violation of or a default under any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or (ii) the enforceability of the Underwriting Agreement or any of the Applicable Contracts.  We call to your attention the fact that certain of the Applicable Contracts are governed by the laws of jurisdictions other than those as to which we are opining.  We make no comment as to the effect of the laws of such jurisdictions on the opinions expressed herein.

9.         None of the execution or delivery by the Issuers of the Underwriting Agreement and the Indenture, the performance of their obligations under the Underwriting Agreement, the issuance and delivery by the Company of the Notes, or the compliance at the time of purchase by the Issuers with the terms and provisions of the Underwriting Agreement and the Indenture, each in accordance with its respective terms, and the consummation of the transactions therein contemplated, will contravene any provision of any (a) Applicable Laws or (b) judgment, order or decree known to us of any court or Governmental Authority or agency having jurisdiction over an Issuer.

10.       The Company is not, and upon receipt of the proceeds from the sale of the Notes and the use of such proceeds in accordance with the “Use of Proceeds” section of the Prospectus, will not be required to be registered as, an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

11.       Each of the documents that are incorporated or deemed incorporated by reference into the Prospectus at the time it was filed or last amended (other than the financial statements and supporting schedules and other financial data included therein, as to which we express no opinion), when they were filed with the Commission (or, if later, upon filing of an amendment thereto) complied as to form in all material respects with the requirements of the Exchange Act.

12.       The Registration Statement, as of the most recent deemed effective date pursuant to Rule 430B(f)(2) under the Securities Act prior to the Applicable Time, the Preliminary Prospectus, as of the Applicable Time, and the Prospectus, as of its date and as of the date hereof (in each case other than (A) the financial statements and supporting schedules and other financial data included or incorporated by reference therein or omitted therefrom as to which we express no opinion and (B) except as expressed in our opinion in paragraph 11 above, the documents incorporated therein), each complied as to form in all material respects to the applicable requirements of the Securities Act.

13.       The Original Registration Statement became automatically effective under the Securities Act on November 3, 2015.  The Prospectus containing the Rule 430B Information has been filed with the Commission in the manner and within the time period required by Rule

Sch. C-8

424(b), without reliance on Rule 424(b)(8).  To our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or threatened by the Commission under the Securities Act or the Trust Indenture Act.

14.       Neither the Company nor any of the Subsidiaries is (i) to our knowledge, in breach of, or default under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties is bound, except where such default could not reasonably be expected to have a Material Adverse Effect, (ii) to our knowledge, in violation of any Governmental Approval or Applicable Laws, except where such violation could not reasonably be expected to have a Material Adverse Effect, or (iii) in violation of any of the articles of incorporation or bylaws of the Company or the material terms of the charter, bylaws, limited liability company agreement or limited partnership agreement, as applicable, of any of the Subsidiaries.

15.       To our knowledge, there are no legal or governmental proceedings pending, contemplated or threatened against the Company or any of the Subsidiaries or to which the Company or any of the Subsidiaries or any of their respective properties is subject that could reasonably be expected to have a Material Adverse Effect.

16.       Beginning with the Company’s taxable year ended December 31, 2004, the Company has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its actual method of operation through the date of this letter and its planned method of operation, each as represented in the Officer’s Certificate, will continue to enable it to meet the requirements for qualification and taxation as a REIT for the taxable year ending December 31, 2017 and thereafter.

17.       The discussion in the Prospectus under the heading “Federal Income Tax Considerations,” to the extent that it constitutes matters of law or legal conclusions, has been reviewed by us and is correct in all material respects, and accurately summarizes the material Federal income tax consequences of an investment in the Notes, subject to the qualifications set forth therein.

As used in this opinion, (i) “Governmental Approval” means any consent, approval, order or decree, license, authorization or validation of, or filing with, any Governmental Authority pursuant to Applicable Laws, (ii) “Governmental Authority” shall mean any United States or California executive, legislative, judicial, administrative or regulatory body, (iii) “Applicable Laws” means those laws, rules and regulations of the United States of America and the State of California, New York and Delaware that, in our experience, are normally applicable to transactions of the type contemplated by the Underwriting Agreement; provided, that we express no opinion as to (x) the “blue sky” or state securities or real estate syndication laws of any jurisdiction or (y) municipal laws or the laws of any agencies within any state, and (iv) “Material Adverse Effect” means a material adverse effect in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole.

Sch. C-9

We confirm to you that nothing came to our attention that caused us to believe that (x) the Registration Statement, as of each deemed effective date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (y) the General Disclosure Package, as of 5:30 p.m., New York City Time, on February 22, 2017 (the “Applicable Time”), considered as a whole, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (z) that the Prospectus, as of its date or as of the date hereof, included or includes any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that with respect to clauses (x), (y) and (z), we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package, or the Prospectus (except as otherwise specifically provided in our opinion of today’s date addressed to you relating to federal income tax matters and in paragraphs 11 and 12 above), and we do not express any belief with respect to the financial statements or other financial data derived therefrom, contained in or omitted from the Registration Statement, the General Disclosure Package, or the Prospectus.

Sch. C-10

Schedule 6(d)

Pursuant to Section 6(d) of this Agreement, Venable LLP shall furnish their opinion to the Underwriters to the effect that:

1.         Each of the Company and ARE-QRS has been duly incorporated and is validly existing under the laws of the State of Maryland and is in good standing with the SDAT.

2.         The Company has full corporate power to own its properties and to conduct its business as described under the caption “Summary – Alexandria Real Estate Equities, Inc.” in the Prospectus and to execute and deliver the Note Documents and to perform its obligations thereunder, including, without limitation, to issue, sell and deliver the Notes.

3.         As of December 31, 2016, the authorized, issued and outstanding stock of the Company was as disclosed in the Preliminary Prospectus and the Prospectus Supplement under the caption “Capitalization” (except for issuances of restricted shares of Common Stock under existing stock option plans referenced in the Prospectus Supplement).  As of the date hereof, the Company has authority to issue up to 100,000,000 shares of Common Stock, 100,000,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), including 1,610,000 shares of 9.50% Series A Cumulative Redeemable Preferred Stock, 500,000 shares of Series A Junior Participating Preferred Stock, 2,300,000 shares of 9.10% Series B Cumulative Redeemable Preferred Stock, 5,750,000 shares of 8.375% Series C Cumulative Redeemable Preferred Stock, 10,000,000 shares of 7.00% Series D Cumulative Convertible Preferred Stock (“Series D Preferred Stock”), and 5,200,000 shares of 6.45% Series E Cumulative Redeemable Preferred Stock (“Series E Preferred Stock”), and 200,000,000 shares of Excess Stock, $.01 par value per share.

4.         All of the Outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  The Notes have been duly authorized for issuance and sale by the Company to the Underwriters.  The Outstanding Shares are not, and upon issuance of the Notes will not be, subject to any preemptive or other similar rights arising by operation of the Maryland General Corporation Law, the Charter or the Bylaws.

5.         The Note Documents have been duly executed by the Company and, so far as is known to us, delivered by the Company.  The Note Documents to which the Partnership is a party have been duly executed by ARE-QRS, in its capacity as general partner of the Partnership, and, so far as is known to us, delivered by ARE-QRS in such capacity.

6.         The (a) execution and delivery by the Company of the Note Documents, and by ARE-QRS, in its capacity as general partner of the Partnership, of the Note Documents to which the Partnership is a party, (b) issuance and delivery by the Company of the Notes, (c) compliance by the Company with all of the provisions of the Note Documents, each in accordance with its respective terms, and (d) consummation of the transactions contemplated in each of the foregoing, have been authorized by all necessary corporate action on the part of the Company and ARE-QRS, in its capacity as general partner of the Partnership, and will not result in a breach or violation of the Charter, the Bylaws, the ARE-QRS Charter or the ARE-QRS Bylaws or violate or conflict with any judgment, ruling, decree or order known to us, or any statute, rule or regulation of any court or other government agency or body of the State of Maryland applicable to the Company or ARE-QRS.

Sch. C-11

7.         No consent, approval, authorization or order of, or any filing or declaration with, any court or other government agency or body of the State of Maryland is required under Maryland law in connection with (i) the authorization, issuance, transfer, sale or delivery of the Notes by the Company to the Underwriters, (ii) the execution, delivery and performance of the Note Documents by the Company, or of the Note Documents to which the Partnership is a party by ARE-QRS, in its capacity as general partner of the Partnership, or (iii) the taking by the Company or ARE-QRS, in its capacity as general partner of the Partnership, of any action contemplated by the Note Documents, except such as may be required under Maryland state securities laws and regulations (as to which no opinion is expressed hereby), and other than those which have already been made, obtained or rendered, as applicable.

Sch. C-12

Schedule 6(e)-A

Pursuant to Section 6(e) of this Agreement, the accountants shall furnish letters to the Underwriters, with variations from the below subject to the satisfaction of the Representatives, to the effect that:

(i)         They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Act and the applicable published rules and regulations thereunder;

(ii)        In their opinion, the financial statements and any supplementary financial information and schedules (and, if applicable, financial forecasts and/or pro forma financial information) examined by them and included or incorporated by reference in the Registration Statement or the Prospectus comply as to form in all material respects with the applicable accounting requirements of the Act or the Exchange Act, as applicable, and the related published rules and regulations thereunder; and, if applicable, they have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the consolidated interim financial statements, selected financial data, pro forma financial information, financial forecasts and/or condensed financial statements derived from audited financial statements of the Company for the periods specified in such letter, as indicated in their reports thereon, copies of which have been separately furnished to the Underwriters and are attached hereto;

(iii)       They have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus and/or included in the Company’s quarterly report on Form 10-Q incorporated by reference into the Prospectus as indicated in their reports thereon copies of which have been separately furnished to the Underwriters are attached hereto; and on the basis of specified procedures including inquiries of officials of the Company who have responsibility for financial and accounting matters regarding whether the unaudited condensed consolidated financial statements referred to in paragraph (vi)(A)(i) below comply as to form in the related in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations, nothing came to their attention that caused them to believe that the unaudited condensed consolidated financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations;

(iv)       The unaudited selected financial information with respect to the consolidated results of operations and financial position of the Company for the five most recent fiscal years included in the Prospectus and included or incorporated by reference in Item 6 of the Company’s Annual Report on Form 10-K for the most recent fiscal year agrees with the corresponding amounts (after restatement where applicable) in the audited consolidated financial statements for such five fiscal years which were included or incorporated by reference in the Company’s Annual Reports on Form 10-K for such fiscal years;

Sch. C-13

(v)        They have compared the information in the Prospectus under selected captions with the disclosure requirements of Regulation S-K and on the basis of limited procedures specified in such letter nothing came to their attention as a result of the foregoing procedures that caused them to believe that this information does not conform in all material respects with the disclosure requirements of Items 301, 302, 402 and 503(d), respectively, of Regulation S-K;

(vi)       On the basis of limited procedures, not constituting an examination in accordance with generally accepted auditing standards, consisting of a reading of the unaudited financial statements and other information referred to below, a reading of the latest available interim financial statements of the Company and its subsidiaries, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included or incorporated by reference in the Prospectus, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A)       (i) the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus and/or included or incorporated by reference in the Company’s Quarterly Reports on Form 10-Q incorporated by reference in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the related published rules and regulations, or (ii) any material modifications should be made to the unaudited condensed consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows included in the Prospectus or included in the Company’s Quarterly Reports on Form 10-Q incorporated by reference in the Prospectus, for them to be in conformity with generally accepted accounting principles;

(B)       any other unaudited income statement data and balance sheet items included in the Prospectus do not agree with the corresponding items in the unaudited consolidated financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included or incorporated by reference in the Company’s Annual Report on Form 10-K for the most recent fiscal year;

(C)       the unaudited financial statements which were not included in the Prospectus but from which were derived the unaudited condensed financial statements referred to in Clause (A) and any unaudited income statement data and balance sheet items included in the Prospectus and referred to in Clause (B) were not determined on a basis substantially consistent with the basis for the audited financial statements included or incorporated by reference in the Company’s Annual Report on Form 10-K for the most recent fiscal year;

Sch. C-14

(D)       any unaudited pro forma consolidated condensed financial statements included or incorporated by reference in the Prospectus do not comply as to form in all material respects with the applicable accounting requirements of the Act and the published rules and regulations thereunder or the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements;

(E)       as of a specified date not more than three days prior to the date of such letter, there have been any changes in the consolidated stock (other than issuances of stock upon exercise of options and stock appreciation rights, upon earn-outs of performance shares and upon conversions of convertible securities, in each case which were outstanding on the date of the latest balance sheet included or incorporated by reference in the Prospectus) or any increase in the specified items of long-term debt of the Company and its subsidiaries, or any decreases in consolidated net current assets or stockholders’ equity or other items specified by the Underwriters, or any increases in any items specified by the Underwriters, in each case as compared with amounts shown in the latest balance sheet included or incorporated by reference in the Prospectus, except in each case for changes, increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

(F)       for the period from the date of the latest financial statements included or incorporated by reference in the Prospectus to the specified date referred to in Clause (E) there were any decreases in consolidated net revenues or operating profit or the total or per share amounts of consolidated net income or other items specified by the Underwriters, or any increases in any items specified by the Underwriters, in each case as compared with the comparable period of the preceding year and with any other period of corresponding length specified by the Underwriters, except in each case for increases or decreases which the Prospectus discloses have occurred or may occur or which are described in such letter; and

(vii)      In addition to the examination referred to in their report(s) included or incorporated by reference in the Prospectus and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (vi) above, they have carried out certain specified procedures, not constituting an examination in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Underwriters which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Prospectus (excluding documents incorporated by reference) or in Part II of, or in exhibits and schedules to, the Registration Statement specified by the Underwriters or in documents incorporated by reference in the Prospectus specified by the Underwriters, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.

Sch. C-15

Schedule 6(e)-B

Comfort Letter Delivered by Ernst & Young LLP

The accountants shall furnish a letter or letters to the Underwriters, dated the time of purchase which meets the requirements of Schedule 6(e)-A, except that the specified date referred to in such subsection will be a date not more than three days prior to such time of purchase for the purposes of this Schedule 6(e)-B (it being understood that such letter or letters may be prepared in customary “bring-down” summary format, incorporating the Schedule 6(e)-A letter by reference).

Sch. C-16